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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)


                            CYBERIAN OUTPOST, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.01 per square
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  231914 10 2
                        ------------------------------
                                 (CUSIP Number)


                                 July 30, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages
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  CUSIP NO. 231914 10 2                                    Page 2 of 6 pages

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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Darryl Peck

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

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                          SOLE VOTING POWER
                     5
                          4,433,042 shares (including 185,100 shares held by a
                          limited partnership of which Mr. Peck is the sole
   NUMBER OF              general partner.)

   SHARES          -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
   OWNED BY
                   -----------------------------------------------------------
   EACH                   SOLE DISPOSITIVE POWER
                     7
   REPORTING              4,433,042 shares (including 185,100 shares held by a
                          limited partnership of which Mr. Peck is the sole
   PERSON                 general partner.)

   WITH            -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8

                         0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,433,042 shares (including 185,100 shares held by a limited partnership of which Mr. Peck is the sole general partner.)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      19.7%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages
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Item 1(a).     Name of Issuer:
               ---------------

               Cyberian Outpost, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

               27 North Main Street - P.O. Box 636
               Kent, Connecticut 06757


Item 2(a).     Name of Person Filing:
               ----------------------

               Darryl Peck


Item 2(b).     Address of Principal Business Office or, if None, Residence:
               ------------------------------------------------------------

               c/o Cyberian Outpost, Inc.
               27 North Main Street - P.O. Box 636
               Kent, Connecticut  06757


Item 2(c).     Citizenship:
               ------------

               USA


Item 2(d).     Title of Class of Securities:
               -----------------------------

               Common Stock, par value $.01 per share


Item 2(e).     CUSIP Number:
               -------------

               231914 10 2


Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         --------------------------------------------------------------------
          (c), Check Whether the Person Filing is a:
          ------------------------------------------


     (a)     [_]      Broker or dealer registered under Section 15 of the
                      Exchange Act.

     (b)     [_]      Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)     [_]      Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

     (d)     [_]      Investment company registered under Section 8 of the
                      Investment Company Act.


                               Page 3 of 6 pages
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     (e)     [_]      An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

     (f)     [_]      An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F).

     (g)     [_]      A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G).

     (h)     [_]      A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

     (i)     [_]      A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act.

     (j)     [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.      Ownership
             ---------


     (a)   Amount beneficially owned:     4,433,042 shares (including 185,100
shares held by a limited partnership of which Mr. Peck is the sole general partner.)

     (b)   Percent of class:    19.7%

     (c)   Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:    4,433,042 shares
(including 185,100 shares held by a limited partnership of which Mr. Peck is the sole general partner.)

          (ii)   shared power to vote or to direct the vote:  0

          (iii)  sole power to dispose or to direct the disposition of:
4,433,042 shares (including 185,100 shares held by a limited partnership of which Mr. Peck is the sole general partner.)

          (iv)   shared power to dispose or to direct the disposition of:    0

Item 5.          Ownership of Five Percent or Less of a Class
                 --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. Not Applicable


                               Page 4 of 6 pages
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Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          Not Applicable


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------

          Not Applicable


Item 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not Applicable


Item 9.   Notice of Dissolution of Group
          ------------------------------

          Not Applicable


Item 10.  Certification
          -------------

          Not Applicable



                               Page 5 of 6 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1999                       /s/ Darryl Peck
                                               ---------------
                                               Darryl Peck




                               Page 6 of 6 pages